Exhibit 10.1

AMENDMENT TO

SECOND AMENDED AND RESTATED EMPLOYMENT AGREEMENT

THIS AMENDMENT is made by and between DESTINATION MATERNITY CORPORATION (formerly known as MOTHERS WORK, INC.) (the “Company”) and REBECCA C. MATTHIAS (“Employee”).

WHEREAS, the Company and Employee are parties to a Second Amended and Restated Employment Agreement dated March 2, 2007 (the “Employment Agreement”); and

WHEREAS, Section 17 of the Employment Agreement provides that the Company and Employee may amend the Employment Agreement by agreement in writing; and

WHEREAS, the parties desire to amend the Employment Agreement to ensure compliance with, or exemption from, the provisions of the Section 409A of the Internal Revenue Code of 1986, as amended, and its implementing regulations and guidance.

NOW, THEREFORE, in consideration of these premises and intending to be legally bound hereby, the Employment Agreement is hereby amended as follows, effective on the latest date signed by either party.

1.             Section 9.3(c)(i) is restated as follows:

(i)            a lump sum in cash to be paid by the Company to Employee in an amount equal to (A) three times (1) Employee’s Base Salary as in effect on the date of the event giving rise to such payment (the “Severance Event”)(taking into account any reduction occasioned by Employee’s change to part-time status, as described above in Section 2.2), plus (2) the target amount of Employee’s Cash Bonus for the year of the Severance Event (again, taking into account any reduction occasioned by Employee’s change to part-time status, as described above in Section 2.2), and (B) any accrued vacation pay, to the extent not theretofore paid;

2.             Section 9.6(e)(i) is amended by adding the following sentence to the end thereof:

Any additional payment made pursuant to this section will be paid at the time the Parachute Excise Tax is required to be withheld by the Company and remitted to the Internal Revenue Service or, if the Company is not required to withhold such tax, on the 5th business day preceding the date it is required to be remitted by the Employee.

3.             Section 9.6(e)(iii) is amended by adding the following sentence to the beginning thereof:

If a reduction to the Total Payments is required pursuant to Section 9.6(e)(ii), such reduction shall be made to the payments, vesting or other benefits constituting the Total Payments in the following order: (A) stock options or stock appreciation rights, (B) restricted stock or restricted stock units, (C) non-cash fringe benefits, (D) cash severance payments, (E) supplemental pension rights, and (F) other rights, payments or benefits.  If multiple rights, payments or benefits are contained in the same category, each such right, payment or benefit will be reduced ratably, based on the proportion that the value of such right, payment or benefit bears to the total value of all the rights, payments or benefits contained in the same category (value, for this purpose, being the amount determined for purposes of calculations under Section 280G of the Code).

4.             Section 9.8 is restated as follows:

Payment and Release.  Notwithstanding any other provision of this Agreement, the payments and benefits contemplated by Sections 9.1, 9.3, 9.4, 9.5, 9.6 and 9.7 are conditioned on, and made in consideration for, the execution and delivery by Employee (or, in the case of Section 9.1, by the executor, legal representative or administrator of Employee’s estate) of a general and mutual release of claims in substantially the form attached hereto as Exhibit I within 45 days following the cessation of Employee’s employment (the “Release”).  The payments and benefits contemplated by those sections will be paid or provided (or will commence to be paid or provided) within 60 days following cessation of Employee’s employment (subject to any delay required by Section 24), provided the Release has been timely delivered and has not been revoked.

5.             Section 10 is restated as follows:

In the event Employee’s employment hereunder is terminated pursuant to Sections 9.3, 9.4 or 9.6, the Company shall, (a) pay for full outplacement services for Employee for up to one year following termination of employment, such payment to be made to an agency selected by Employee, based upon the customary fees charged by nationally rated firms engaged in such services, and (b) provide to Employee, for up to one year following termination of employment, office space and secretarial support to assist Employee in searching for and obtaining a new position, the location of such office space to be reasonably determined by Employee.

6.             Section 24 is renumbered Section 24.1 and is restated as follows:

If the termination giving rise to the payments described in Sections 9.3, 9.4, 9.6(c), 9.7(b) is not a “Separation from Service” within the meaning of Treas. Reg. § 1.409A-1(h)(1) (or any successor provision), then the amounts otherwise payable pursuant to those paragraphs will instead be deferred without interest and will not be paid until Employee experiences a Separation from Service.  In addition, to the extent compliance with the requirements of Treas. Reg. § 1.409A-3(i)(2) (or any successor provision) is necessary to avoid the application of an additional tax under Section 409A of the Code to payments due to Employee upon or following his Separation from Service, then notwithstanding any other provision of this Agreement (or any otherwise applicable plan, policy, agreement or arrangement), any such payments that are otherwise due within six months following Employee’s Separation from Service (taking into account the preceding sentence of this paragraph) will be deferred without interest and paid to Employee in a lump sum immediately following that six month period.  This paragraph should not be construed to prevent the application of Treas. Reg. §§ 1.409A-1(b)(4) or -1(b)(9)(iii)(or any successor provisions) to any amount payable to Employee.  For purposes of the application of Treas. Reg. § 1.409A-1(b)(4)(or any successor provision) to this Agreement, each payment in a series of payments will be deemed a separate payment.

7.             The following new Section 24.2 is added:

Notwithstanding anything to the contrary contained in this Agreement or otherwise, to the extent an expense, reimbursement or in-kind benefit due to Employee constitutes a “deferral of compensation” within the meaning of Section 409A of the Code: (a) the amount of expenses eligible for reimbursement or in-kind benefits provided to the Employee during any calendar year will not affect the amount of expenses eligible for reimbursement or in-kind benefits provided to the Employee in any other calendar year, (b) reimbursement of expenses will be made on or before the last day of the calendar year following the calendar year in which the applicable expense is incurred, and (c) the right to payment, reimbursement or in-kind benefits may not be liquidated or exchanged for any other benefit.

[signature page follows]

IN WITNESS WHEREOF, the Company has caused this Amendment to be executed by its duly authorized officer and Employee has executed this Amendment on the date(s) specified below, respectively.

DESTINATION MATERNITY CORPORATION

By:	/s/ Edward M. Krell

Name & Title: Edward M. Krell, Chief Executive Officer

Date:	December 18, 2008

REBECCA C. MATTHIAS

/s/ Rebecca C. Matthias

Date:	December 18, 2008